EXHIBIT 10.2


                            INDEMNIFICATION AGREEMENT


           This Indemnification Agreement (this "Agreement") is made as of March 24, 2000, by and among Strategic Industries, LLC, a Delaware limited liability company ("Strategic"), U.S. Industries, Inc., a Delaware corporation ("USI"), and JUSI Holdings, Inc., a Delaware corporation that is an indirect wholly-owned subsidiary of USI ("JUSI" and, collectively with USI, "Seller").

                                    RECITALS

           A. Seller and Strategic have entered into a Securities Purchase Agreement dated as of January 15, 2000 and amended and restated as of the date hereof (the "Securities Purchase Agreement"), relating to the sale by JUSI to Buyer of the Purchased Securities following completion of the Corporate Reorganization.

           B. The parties acknowledge that it is their intention that, effective upon the closing of the transactions contemplated by the Securities Purchase Agreement (the "Closing Date"), (i) USI shall assume and accept or retain responsibility for the USI Liabilities (as hereinafter defined), and (ii) Strategic shall assume and accept or retain responsibility for the Strategic Liabilities (as hereinafter defined), in each case except as otherwise provided in this Agreement, the Securities Purchase Agreement or the Tax Sharing and Indemnification Agreement (as hereinafter defined).

           C. It is a condition to the consummation of the transactions contemplated by the Securities Purchase Agreement that the parties hereto enter into this Agreement.

           NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

           "Demerger Agreements" mean, collectively, the Subscription Agreement and the agreements referred to in the annexes thereto.

           "Environmental Losses" means any damage, claim, liability, cost of defense, obligations, allegations, demands, cost, costs of closure, feasibility studies, injury or any loss of any kind, including, but not limited to all penalties, fines, consulting or contractors fees, capital expenses, investigation or remediation costs, natural resource damages, diminution in property values, attorneys fees, damages (including but not limited to actual, foreseen or unforeseen, known or unknown), settlements, awards or judgments of any kind which arise out of environmental matters, including, but not limited to the release, disposal, exposure to, migration or presence of any hazardous material or hazardous, toxic, industrial or other solid waste.


NY2:\785042\19\01\78595.0031
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           "Litigation and Claims" means litigation pending or threatened or claims alleged against Strategic Parties and/or USI Parties, including, without limitation, civil and criminal actions, workers' compensation proceedings, administrative and regulatory proceedings, investigations, audits, inquiries, demands, claims (including any title claims relating to any real property) and threatened actions.

           "Strategic Businesses" means the businesses, entities, operations, assets and properties of Strategic and its subsidiaries and any other business, entity, operation, asset or property transferred to Strategic or its subsidiaries as part of the Corporate Reorganization, or any predecessor to such business or operation (in any such event other than Rexair Holdings, Inc. and its subsidiaries ("Rexair")), notwithstanding the fact that prior to the Closing Date (i) any such business or operation was closed, wound up or otherwise terminated, (ii) such asset ceased to be used in connection with such business or operation or (iii) any such business, operation or asset was sold or otherwise disposed of to any person other than USI or a subsidiary or affiliate of USI that is not being transferred to Strategic or its subsidiaries as part of or in connection with the Corporate Reorganization.

           "Strategic Liabilities" means, except as otherwise expressly provided for in this Agreement, the Securities Purchase Agreement or the Tax Sharing and Indemnification Agreement, any and all of the obligations, liabilities and expenses incurred by USI, Strategic or any of their respective subsidiaries and affiliates arising out of any Litigation and Claims alleged to arise out of the Strategic Businesses (but excluding the USI Specified Liabilities and the USI Benefit Liabilities (as hereinafter defined)), whether or not in the ordinary course of business, in each case whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, and whether arising out of circumstances existing prior to, on or subsequent to the Closing Date, and regardless of where or against whom such obligations, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to the Closing Date, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, or misrepresentation by any of the USI Parties, and including, without limitation, the following items:

                     (i) all obligations, liabilities and expenses with respect to health, safety, personal injury, property damage, employment, benefits, compensation, pension rights, claims arising out of contracts, intellectual property rights, product liability, warranty, merchantability or fitness for any particular purpose of goods, conformity of goods to contractual requirements, deceptive trade practice, misrepresentation, or any other alleged or actual breach or violation of any obligation or requirement arising out of the Strategic Businesses, including, without limitation (A) all product warranty obligations with respect to products developed, produced, manufactured, marketed, used or distributed by the Strategic Businesses ("Strategic Products"), whether shipped prior to, on or subsequent to the Closing Date, and (B) all liabilities resulting from claims for real or alleged personal injury or consequential damage which is caused or alleged to have been or to be caused by any defect in or breach of warranty related to any Strategic Product or other asset of the Strategic Businesses, unless covered by (v) below;


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


                     (ii) all Litigation and Claims pending as of the Closing Date against Strategic, USI and/or any of their respective subsidiaries and affiliates ("Pending Strategic Litigation") and all Litigation and Claims brought, threatened or alleged against Strategic, USI or any of their respective subsidiaries and affiliates after the Closing Date ("New Strategic Litigation"), in each case if and solely to the extent that such Litigation and Claims (in whole or in part) arise out of or are alleged (regardless of the party named in the allegation or complaint) to arise out of the Strategic Businesses;

                     (iii) all obligations, liabilities and expenses (including, without limitation, all fines or penalties or costs of closure, investigation and feasibility studies, attorney or consultant fees or remediation costs) of Strategic or USI or any of their respective subsidiaries and affiliates arising under any federal, state, local or foreign statutes, laws (including common law), codes, rules, regulations, policies or guidelines or any administrative or judicial interpretations thereof relating to the environment, natural resources and public or employee health and safety arising out of or relating to, or alleged to arise out of or relate to, the Strategic Businesses;

                     (iv) any Litigation and Claims brought after the Closing Date against USI or its subsidiaries and affiliates by employees of USI or Strategic or any of their respective subsidiaries and affiliates claiming that they suffered personal injuries of any kind, whether prior to, on or subsequent to the Closing Date, arising out of, or alleged to arise out of, the Strategic Businesses;

                     (v) all obligations, liabilities and expenses (other than those arising solely due to joint and several liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) with respect to any employee benefit plan within the meaning of Section 3(3) of ERISA (excluding any multiemployer plan within the meaning of Section 3(37) of ERISA) sponsored by, maintained by, contributed to, or obligated to be contributed to at any time, by Strategic or any of its subsidiaries (other than any employee benefit plan which will, following the Closing Date, continue to be sponsored by or maintained by USI or a subsidiary or affiliate of USI that is not being transferred to Strategic or its subsidiaries as part of or in connection with the Corporate Reorganization and employee benefit plans sponsored or maintained by Rexair), including but not limited to any liability with respect to: (A) the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) any non-compliance with the notice and benefit continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (C) any non-compliance with ERISA or any other applicable laws; and (D) any suit, proceeding or claim which is brought against USI or any of its affiliates, any USI plan, and any fiduciary or former fiduciary of any such plan, but excluding any and all obligations, liabilities and expenses with respect to (x) contributions that are, or will be, required to be made by Section


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      302 of ERISA or section 412 of the Internal Revenue Code of 1986 as amended, to any such employee benefit plan which is a defined benefit pension plan for the plan year of any such employee benefit plan beginning or ending in 1999 (the "1999 Strategic Benefit Contributions") and (y) the Bearing Inspection Inc. Money Purchase Plan;

                     (vi) all obligations, liabilities and expenses with respect to the employment or termination of employment, including a constructive termination, of any individual (including, but not limited to, any employee of Strategic or any of its subsidiaries) by (A) Strategic or any of the Strategic Businesses or (B) any officer, director, employee or agent of Strategic or any of Strategic Businesses attributable to any action or inaction by Strategic or any of the Strategic Businesses.

           "Strategic Parties" means Strategic and any direct or indirect subsidiary or affiliate (other than USI and Rexair) of Strategic, and any of their respective directors, shareholders, officers, employees, agents, consultants, customers, representatives, successors, transferees or assignees.

           "Subscription Agreement" means the Subscription Agreement, dated May 31, 1995, between USI and Hanson PLC.

           "USI Businesses" means all of the businesses, operations and assets of USI and its subsidiaries (or any predecessor to such businesses or operations), except for the Strategic Businesses.

           "USI Liabilities" means, except (i) to the extent included as (x) a current liability (other than current Debt, Taxes based on income and accruals with respect to the USI Benefits Liabilities) accrued or reflected on the combined financial statements of the Company and the Company Subsidiaries as of the Closing Date in accordance with Applied GAAP (as defined in the Securities Purchase Agreement) or (y) Debt as of the Closing Date (other than the Jade Technologies Singapore, Ltd. debt to be assumed by Strategic as contemplated in the Securities Purchase Agreement and Debt which arises from a guarantee of or a security interest for obligations of any of the USI Parties) or (ii) as otherwise expressly provided for in this Agreement, the Securities Purchase Agreement or the Tax Sharing and Indemnification Agreement, the USI Specified Liabilities, the USI Benefit Liabilities and any and all of the obligations, liabilities and expenses incurred by USI, Strategic or any of their respective subsidiaries and affiliates arising out of any Litigation and Claims alleged to arise out of the USI Businesses, whether or not in the ordinary course of business, in each case whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, and whether arising out of circumstances existing prior to, on or subsequent to the Closing Date and regardless of where or against whom such obligations, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to the Closing Date, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, or misrepresentation by any of the Strategic Parties, and including, without limitation, the following items:


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


                     (i) all obligations, liabilities and expenses with respect to health, safety, personal injury, property damage, employment, benefits, compensation, pension rights, claims arising out of contracts, intellectual property rights, product liability, warranty, merchantability or fitness for any particular purpose of goods, conformity of goods to contractual requirements, deceptive trade practice, misrepresentation, or any other alleged or actual breach or violation of any obligation or requirement arising out of, or associated with, the USI Businesses, including, without limitation, (A) all product warranty obligations with respect to products developed, produced, manufactured, marketed, used or distributed by the USI Businesses ("USI Products"), whether shipped prior to, on or subsequent to the Closing Date, and (B) all liabilities resulting from claims for real or alleged personal injury or consequential damage which is caused or alleged to have been or to be caused by any defect in or breach of warranty related to any USI Products or other assets of the USI Businesses, unless covered by (v) below;

                     (ii) all Litigation and Claims pending as of the Closing Date against Strategic, USI and/or any of their respective subsidiaries and affiliates ("Pending USI Litigation") and all Litigation and Claims brought, threatened or alleged against Strategic, USI or any of their respective subsidiaries and affiliates after the Closing Date ("New USI Litigation"), in each case if and solely to the extent that such Litigation and Claims (in whole or in part) arise out of or are alleged (regardless of the party named in the allegation or complaint) to arise out of the USI Businesses;

                     (iii) all obligations, liabilities and expenses (including, without limitation, all fines or penalties or costs of closure, investigation and feasibility studies, attorneys' or consultants' fees or remediation costs) of Strategic, USI or any of their respective subsidiaries and affiliates arising under any federal, state, local or foreign statutes, laws (including common law), codes, rules, regulations, policies or guidelines or any administrative or judicial interpretations thereof relating to the environment, natural resources and public or employee health and safety arising out of or relating to, or alleged to arise out of or relate to, the USI Businesses;

                     (iv) any Litigation and Claims brought after the Closing Date against Strategic or its subsidiaries and affiliates by employees of Strategic or USI or any of their respective subsidiaries and affiliates claiming that they suffered personal injuries of any kind, whether prior to, on or subsequent to, the Closing Date, arising out of, or alleged to arise out of, the USI Businesses;

                     (v) all obligations, liabilities and expenses (including those arising solely due to joint and several liability under ERISA) with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), including any multiemployer plan (within the meaning of Section 3(37) of ERISA), sponsored by, maintained by, contributed to, or obligated to be contributed to, at any time, by USI or any of its subsidiaries other than any employee benefit plan sponsored as of the Closing Date by any


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

      company or business transferred to Strategic or its subsidiaries as part of or in connection with the Corporate Reorganization, including but not limited to any liability with respect to: (A) the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) a multiemployer plan (within the meaning of Section 3(37) of ERISA); (C) any non-compliance with the notice and benefit continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (D) any non-compliance with ERISA or any other applicable laws; and (E) any suit, proceeding or claim which is brought against Strategic or any of the Strategic Parties, any Strategic plan, and any fiduciary or former fiduciary of any such plan; and, without limiting the generality of, and notwithstanding the foregoing, all obligations, liabilities and expenses (including without limitation any penalties and taxes) arising with respect to (x) any multiemployer plan (within the meaning of Section 3(37) of ERISA) other than a multiemployer plan to which Strategic or its subsidiaries first become obligated to contribute after the Closing Date, (y) the 1999 Strategic Benefit Contributions and (z) the Bearing Inspection, Inc. Money Purchase Plan (the obligations, liabilities and expenses described in clauses (x), (y) and (z) in this paragraph (v), the "USI Benefit Liabilities");

                     (vi) all obligations, liabilities and expenses with respect to the employment or termination of employment, including a constructive termination, of any individual (including, but not limited to, any employee of USI or any of its subsidiaries) by (A) USI or any USI Business or (B) any officer, director, employee or agent of USI or any USI Business attributable to any action or inaction by USI or any USI Business;

                     (vii) all obligations, liabilities and expenses arising under the Demerger Agreements except to the extent attributable to any of the Strategic Parties. For the avoidance of doubt, any liability arising under Section 4.1 of the Subscription Agreement shall be the sole responsibility of USI;

                     (viii) any liability, obligation or expense attributable to the Strategic Parties to the extent that the amount of such liability, obligation or expense is covered by a policy of insurance (excluding any deductible or self insurance retention) or an indemnity agreement maintained by or for the benefit of any of the USI Parties and to the extent that cash is received (net of any expenses incurred for collection thereof) by any of the USI parties pursuant to such policy or agreement, unless the rights under such policy of insurance or indemnity agreement have been assigned to the Strategic Parties; and

                     (ix) all obligations, liabilities and expenses (the "USI Specified Liabilities") incurred by USI, Strategic or any of their respective subsidiaries and Affiliates arising out of, or any Litigation or Claims arising out of, or alleged to arise out of third party personal injury, property damage, workers' compensation claims and any other claims relating to an entire and distinct company, division, operating unit or product line formerly owned or operated by a Strategic Business that has


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

      been sold, closed down, wound up, terminated or otherwise transferred by such Strategic Business prior to the Closing Date, except for a specific product line which has been closed down, wound up or terminated (as opposed to a specific product line which has been sold or otherwise transferred). As an illustration of the principles set forth above, (y) the aforementioned obligations, liabilities and expenses of such companies or businesses as BiltBest of California, Inc., Spartus, Sunlite Casual Furniture, Inc., the lace division of Native Textiles and Carisbrook's Crawford, Blue Mountain, Franklin Dyed Yarns and Tube-Tex divisions and the Trimfoot Business, which were discontinued in their entirety and liquidated or sold prior to the Closing Date, would be the type of liability included in "USI Liabilities", (x) the aforementioned obligations, liabilities and expenses of FSM Europe B.V. associated with the production of color monitor tubes, which product line was discontinued (as opposed to sold or otherwise transferred) although such company continued to operate as a functioning business unit, would be the type of liability included in "Strategic Liabilities" and (z) except with respect to environmental matters set forth in Section 2.2, the aforementioned obligations, liabilities and expenses of Bearing Inspection associated with the manufacturing plant in Sante Fe Springs, California from which such company relocated while continuing to operate as a functioning business unit following such relocation, would be the type of liability included in "Strategic Liabilities."

           "USI Parties" means USI and any direct or indirect subsidiary or Affiliate of USI, and any of their respective directors, shareholders, officers, employees, agents, consultants, customers, representatives, successors, transferees or assignees.

           Words and expressions defined in the Securities Purchase Agreement shall have the same meaning herein, except that, to the extent that such definitions are inconsistent with any definitions in this Agreement, the definitions herein shall take precedence.

                                  ARTICLE II.

                            INDEMNIFICATION BY SELLER

           Section 2.1. Subject to the provisions of Section 6.4 and Article IV hereof, Seller shall, without any further responsibility or liability of, or recourse to, any of the Strategic Parties, absolutely and irrevocably be solely liable and responsible for the USI Liabilities. None of the Strategic Parties shall be liable to any of the USI Parties for any reason whatsoever on account of any USI Liabilities. The sole exception to the foregoing shall be with regard to environmental matters, which shall be governed by the terms of Section 2.2 hereof.

           Seller shall jointly and severally indemnify, defend, save and hold harmless each of the Strategic Parties from and against all claims, liabilities, obligations, losses, costs, costs of defense (as and when incurred, and including reasonable outside attorneys' and consultants' fees), expenses, fines, charges, penalties, allegations, demands, damages (including but not limited to


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

actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements, awards or judgments of any kind or nature whatsoever (all of which are hereinafter collectively referred to as the "Strategic Damages"), arising out of (i) the USI Liabilities, (ii) the breach by the USI Parties of any of their obligations under this Agreement or the Securities Purchase Agreement or any agreement executed at the Closing thereunder and (iii) any misrepresentation or breach of representation or warranty of Seller contained in Sections 3.01(Corporate Organization), 3.02 (Capitalization), 3.04 (Seller's Authority Relative to the Agreement) and 3.16 (Brokers and Finders) of the Securities Purchase Agreement, which representations and warranties shall survive indefinitely.

           Strategic Damages with respect to which, but only to the extent that, any proceeds are received by, or on behalf of, Strategic or by any of its subsidiaries or affiliates, from any third party insurance policy (and are non-reimbursable by Strategic or any of its subsidiaries or affiliates under any self insurance policy), shall not be the subject of indemnification under this Agreement.

           Section 2.2. The Strategic Parties' sole remedy with regard to any Environmental Losses shall be governed by the terms of this Section 2.2. All other remedies are hereby expressly waived.

           Seller shall jointly and severally indemnify, defend, save and hold harmless the Strategic Parties from and against Environmental Losses associated with the categories of USI Specified Liabilities set forth in Exhibit 2.2 of this Agreement, which indemnities shall run from the date of this Agreement until the dates of expiration, if any, set forth in said exhibit. The Strategic Parties and their agents shall take no voluntary, non-required action whose primary purpose is to increase or accelerate the timing or cost of Seller's indemnity obligations hereunder, provided, however, that any action necessary to comply with an Environmental Law or any action to sell or finance a facility, company, subsidiary or division thereof or any investigation conducted in connection with such a sale or closure of a facility shall in no event be deemed an action to increase or accelerate the timing or cost of Seller's indemnity obligations hereunder.

                                  ARTICLE III.

                          INDEMNIFICATION BY STRATEGIC

           Section 3.1. Subject to the provisions of Section 6.4 and Article IV hereof, Strategic shall, without any further responsibility or liability of, or recourse to, any of the USI Parties, absolutely and irrevocably be solely liable and responsible for the Strategic Liabilities. None of the USI Parties shall be liable to any of the Strategic Parties for any reason whatsoever on account of any Strategic Liabilities. The sole exception to the foregoing shall be with regard to environmental matters, which shall be governed by Section 3.2 hereof.

           Strategic shall indemnify, defend, save and hold harmless each of the USI Parties from and against all claims, liabilities, obligations, losses, costs, costs of defense (as and when incurred, and including reasonable outside


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attorneys' and consultants' fees), expenses, fines, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements, awards or judgments of any kind or nature whatsoever (all of which are hereinafter collectively referred to as the "USI Damages"), arising out of (i) the Strategic Liabilities and (ii) the breach by any of the Strategic Parties of any of their obligations under this Agreement or the Securities Purchase Agreement or any agreement executed at the Closing thereunder.

                     USI Damages with respect to which, but only to the extent that, any proceeds are received by USI, or by any of its subsidiaries or affiliates, from any third party insurance policy (and are non-reimbursable by USI or any of its subsidiaries or affiliates under any self insurance policy), shall not be the subject of indemnification under this Agreement.

Section 3.2. Strategic expressly assumes the Environmental Losses set forth in the column entitled "Strategic Assumed Liability" in Exhibit 2.2 hereto and USI expressly retains the Environmental Losses set forth in the column entitled "Seller's Indemnity Obligations" in Exhibit 2.2 hereto.

                                  ARTICLE IV.

                         SPECIFIC INDEMNIFICATION ISSUES

           Section 4.1. In the event a claim, demand, action or proceeding is brought by a third party (other than with respect to Taxes) in which the liability as between a USI Liability and a Strategic Liability is determined after trial in any judgment, award or decree to be joint or concurrent and in which the entitlement to indemnification hereunder is not readily determinable or if no judgment exists and the allocation of such liability or entitlement is unknown (e.g., a settlement), the parties shall negotiate in good faith in an effort to agree, as between USI and Strategic, on the proper allocation of such liability or entitlement to indemnification, as well as the proper allocation of the costs of any joint defense or settlement pursuant to Section 6.4, all in accordance with the provisions of, and the principles set forth in, this Agreement. In the absence of any such agreement, such allocation of liability, entitlement to indemnification and allocation of costs shall be subject to ultimate resolution between USI and Strategic pursuant to Section 8.8.

           Section 4.2. It is acknowledged that after the Closing Date the parties may have arms-length negotiated business relationships, which relationships will be described in contracts, agreements and other documents entered into in the normal course of business. Such documents may include agreements by the parties and their affiliates and subsidiaries to supply materials, products, services and leases after the Closing Date. Such business relationships shall not be subject to the indemnity provisions hereof, unless the parties expressly agree to the contrary in the agreements governing such relationships.


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           Section 4.3. It is acknowledged and agreed that on or prior to the
Closing Date (i) Strategic shall name Seller as an "additional insured" on all of Strategic's insurance policies with respect to matters for which Seller is indemnified under Article III and (ii) USI shall novate all of the insurance policies covering the businesses, entities, operations, assets and properties of Strategic and its subsidiaries transferred to Strategic or its subsidiaries as part of the Corporate Reorganization. Seller shall promptly reimburse all of Strategic's expenses incurred to provide the Seller with the benefit of being named as an "additional insured," including, but not limited to, deductibles and premium increases and, Strategic shall have no liability for any shortfall or other coverage limitations.

           Section 4.4. It is acknowledged and agreed that if, after the Closing Date, there shall be a draw down on any letter of credit which is either (a) guaranteed by the Seller or one of Seller's subsidiaries for any of the Strategic Businesses, or (b) issued by the Seller or one of Seller's subsidiaries for any of the Strategic Businesses, then within five (5) business days of such draw down, Strategic shall reimburse, or cause one of its subsidiaries to reimburse, the Seller or Seller's subsidiary, as the case may be, for such amount drawn to the extent such drawn amount is in satisfaction of a liability or obligation of a Strategic Business.

                                   ARTICLE V.

                    NOTICE AND PAYMENT OF THIRD PARTY CLAIMS

           Section 5.1. If as the result of any Litigation and Claims any person entitled to a defense and/or indemnification under this Agreement (the "Indemnified Party") determines that it is or may be entitled to a defense or indemnification by Strategic or USI, as the case may be (the "Indemnifying Party"), under this Agreement:

           (a) The Indemnified Party shall deliver promptly to the Indemnifying Party a written notice and demand for a defense or indemnification, specifying the basis for the claim for defense and/or indemnification, the nature of the claim, and if known, the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Nothing in this subparagraph shall be interpreted to invalidate any claim by the Indemnified Party to be entitled to indemnification, except to the extent that the Indemnifying Party can show that it is actually prejudiced by the failure of the Indemnified Party to deliver such notice.

           (b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days from receipt of the notice requesting indemnification, to either: (A) assume the defense of, litigate or control the settlement of any Litigation and Claim which involves (and continues to involve) solely monetary damages; (B) pay the claim in immediately available funds; (C) reserve its rights pending negotiations under
Section 6.4; or (D) object in accordance with Section 5.2. This 30-day period may be extended by agreement of the parties. Nothing in this subparagraph shall be interpreted to abrogate or delay a party's obligation to provide the other with a defense under this Agreement.


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           Section 5.2. The Indemnifying Party may object to the claim for defense and/or indemnification set forth in any notice; provided, however, that if the Indemnifying Party does not give the Indemnified Party written notice setting forth its objection to such claim (or the amount thereof if reasonably determinable) and the grounds therefor within the same 30 day period (or any extended period), the Indemnifying Party shall be deemed to have acknowledged its liability to provide a defense and the Indemnified Party may exercise any and all of its rights under applicable law to obtain such defense and the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other reasonable expenses incurred in obtaining such defense. Any objection to a claim for a defense or indemnification shall be resolved in accordance with Section 8.8.

           Section 5.3. The right to a defense or indemnification under this Agreement applies only insofar as defense and indemnification are not provided for by insurance. Nevertheless, the potential availability of insurance coverage to USI or Strategic shall not relieve the other party of its obligations for defense or indemnification hereunder, or delay either party's obligation to the other to assume a defense or pay any sums due hereunder.

           Section 5.4. Payments due to an Indemnified Party under this Agreement shall carry interest from the date on which the Indemnified Party became entitled to indemnification until the date of actual payment (whether before or after judgment) at the prime rate charged by The Chase Manhattan Bank to its corporate customers in effect during such period.

           Section 5.5. Payments due to be made under this Agreement shall be free and clear of all set-offs or counterclaims whatsoever, except as may be required by law.

           Section 5.6. Payments due to be made under this Agreement shall not include the amount by which any taxes for which the Indemnified Party would have been accountable or liable to be assessed are (i) actually reduced prior to payment falling due hereunder or (ii) likely to be reduced subsequent to payment falling due hereunder in the reasonable opinion of the Indemnified Party acting in good faith in the light of the circumstances prevailing at the time of delivery of written notice in accordance with Section 5.1. The reduction of any payments in accordance with this Section 5.6 shall be made without regard to the time value of money. The parties hereto agree to treat the indemnification payments hereunder as adjustments to the purchase price.

           Section 5.7. The parties to this Agreement may enter into agreements or other arrangements providing for the set-off of payments due to be made by way of indemnification to both USI and Strategic.

                                  ARTICLE VI.

                          DEFENSE OF THIRD-PARTY CLAIMS

           Section 6.1. If the Indemnified Party's claim for indemnification is based, under this Agreement, on a claim, demand, investigation, action or proceeding, judicial or otherwise, brought by a third party, and the Indemnifying Party does not object under Section 5.2 hereof, the Indemnifying Party shall, within the 30-day period (or any extended period) referred to in
Section 5.1(b) above, assume and conduct the defense of such third-party claim at its sole cost and expense (thereafter designated as the "Case Handler"), with attorneys employed by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the third party claim solely seeks (and continues to seek) monetary damages and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the third party claim (the conditions set forth in clauses (i) and (ii) are collectively referred to as "Litigation Conditions"). The Indemnifying Party or the Indemnified Party, as the case may be, may retain attorneys of its own choosing to participate in (but not control) the defense of any third party claim which the other is defending at its sole cost and expense.

           Section 6.2. If the Indemnifying Party has assumed the defense of a third party claim as provided in Section 6.1, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such third party claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. If the Indemnifying Party assumes the defense of any such third-party claim, the Indemnifying Party may settle or compromise the claim without the prior consent of the Indemnified Party so long as all present and future claims relating to the compromised claim against the Indemnified Party (i) are irrevocably and unconditionally released in full and (ii) do not involve the grant of any injunctive or equitable relief.

           Section 6.3. The Indemnifying Party shall pay to the Indemnified Party in immediately available funds the amount for which the Indemnified Party is entitled to be indemnified within 30 days after the settlement or compromise of such third-party claim or the judgment of a court of competent jurisdiction (or within such longer period as agreed to by the parties). If the Indemnifying Party does not assume the defense of any such third-party claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party, except that the Indemnifying Party has the right to contest that it is obligated to the Indemnified Party under the terms of this Agreement, provided the Indemnifying Party shall have raised its objection in a timely manner under Section 5.2 and prior to any settlement or result the Indemnifying Party shall have the right to consent to such settlement or result, which consent shall not be unreasonably withheld.

           Section 6.4. In the event a claim, demand, action or proceeding is brought by a third party (other than with respect to Taxes) in which the liability as between a Strategic Liability and a USI Liability is alleged to be joint and in which the entitlement to indemnification hereunder is not readily determinable, the parties shall cooperate in a joint defense. Such joint defense shall be under the general management and supervision of the party which is expected to bear the greater share of the liability, and which will be considered the Case Handler, unless otherwise agreed; provided, however, that neither party shall settle or compromise any such joint defense matter without the written consent of the other. The costs of such joint defense, any settlement and any award or judgment (unless the award or judgment specifies otherwise) shall be borne as the parties may agree; or in the absence of such agreement, such costs shall be borne by the party incurring such costs, subject to ultimate resolution between Strategic and USI pursuant to Section 8.8.

                                  ARTICLE VII.

                     COOPERATION AND PRESERVATION OF RECORDS

           Section 7.1. The Strategic Parties and USI Parties shall use reasonable efforts to cooperate with one another fully and in a timely manner in connection with the defense of any Pending Strategic Litigation, New Strategic Litigation, Pending USI Litigation, New USI Litigation or any other actual or threatened claim, including the pursuit of any rights pursuant to indemnity agreements under (viii) of the definition of USI Liabilities in Article I and
Section 2.2 hereof.

           Section 7.2. Such cooperation shall include, without limitation, making available to the other party, during normal business hours and upon reasonable notice, all books, records and information ("Litigation Records"), officers and employees (without substantial interruption of employment) insofar as such Litigation Records and officers and employees are reasonably necessary in connection with any actual or threatened claim, investigation, audit, action or proceeding; provided, however, that no party shall be under any obligation by reason of this Section 7.2 to make available any of the foregoing persons or Litigation Records in connection with any action commenced or threatened against such party.

           Section 7.3. The party requesting access to Litigation Records or officers and employees pursuant to Section 7.2 shall bear all reasonable out-of-pocket expenses (except reimbursement of salaries and employee benefits) incurred by the other party in connection with providing such Litigation Records or officers and employees.

           Section 7.4. The party providing Litigation Records under Section 7.2 may elect, upon a reasonable basis and within a reasonable time, to designate all or a portion of the Litigation Records as confidential or proprietary. If Litigation Records are so designated, the party receiving them will treat them as it would its own confidential or proprietary information and will take all reasonable steps to protect and safeguard the Litigation Records while in its own custody and will attempt to shield such information from disclosure by motions to quash, motions for a protective order, redaction or other appropriate actions.

                                 ARTICLE VIII.

                                  MISCELLANEOUS

           Section 8.1. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

           Section 8.2. This Agreement may be amended, modified or supplemented only by a written agreement signed by the parties hereto. Section 8.3. This Agreement may not be assigned by the Seller without the prior written consent of Strategic, which shall not be unreasonably withheld. This Agreement may be assigned by Strategic to any Affiliate or to one or more of its lenders if required by same without the prior written consent of Seller. In the event that Strategic sells or otherwise transfers any business, entity, operation, asset or property included in the Strategic Businesses, such purchaser or transferee shall be entitled to all or a portion of the indemnification provided in Article II herein.

           Section 8.4. This Agreement is solely for the benefit of the USI Parties and the Strategic Parties and is not intended to confer upon any other Person except the parties any rights or remedies hereunder. There are no third party beneficiaries to this Agreement other than the USI Parties and the Strategic Parties.

           Section 8.5. This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

           Section 8.6. If any term or provision of this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected. Subject thereto, should any term or provision of this Agreement be or become ineffective, in whole or in part, for reasons beyond the control of the parties, the parties shall use reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the ineffective term or provision or part thereof.

           Section 8.7. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or telexed or three days after being mailed by registered or certified mail (return receipt requested), postage prepaid, and one Business Day after deposited with an overnight courier service if delivered by overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

                               if to USI, to:

                                          c/o U.S. Industries Inc.
                                          101 Wood Avenue South
                                          Iselin, New Jersey  08830
                                          Telephone:        (732) 767-0700
                                          Telecopy:         (732) 767-2208
                                          Attention:        General Counsel

                               if to Strategic, to:

                                          Automotive Interior Products LLC
                                          c/o Citicorp Venture Capital Ltd.
                                          399 Park Avenue, Sixth Floor
                                          New York, New York  10043
                                          Telephone:        (212) 559-1120
                                          Telecopy:         (212) 888-2940
                                          Attention:        Michael T. Bradley

                                          with a copy to:

                                          Dechert Price & Rhoads
                                          4000 Bell Atlantic Tower
                                          1717 Arch Street
                                          Philadelphia, PA  19103-2793
                                          Telephone:        (215) 994-4000
                                          Telecopy:         (215) 994-2222
                                          Attention:        G. Daniel O'Donnell

           Section 8.8. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability and disputes in connection with claims by third parties (collectively, "Disputes") shall be exclusively governed by and settled in accordance with the provisions of this Section 8.8; provided, however, that nothing contained herein shall preclude a party hereto from seeking or obtaining (a) injunctive relief or (b) equitable or other judicial relief to enforce the provisions hereof or, pending resolution of Disputes hereunder, to preserve the status quo. Any party hereto may commence proceedings hereunder against any other party hereto (each a "Party") by delivering a written notice (a "Demand") to the other Parties providing a reasonable description of the Dispute and expressly requesting arbitration hereunder. The parties hereto hereby agree to submit all Disputes to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in New York City by three neutral arbitrators acting by majority vote (the "Panel") selected by agreement of the Parties not later than ten (10) days after delivery of the Demand or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the Parties may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each Party shall have the right to have an independent third party audit the books and records of the other Party that are reasonably related to the Dispute upon reasonable advance notice and during normal business hours;
(ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each Party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. A Party may at its expense make a stenographic record thereof. The Panel shall complete all hearings not later than ninety (90) days after its selection or appointment, and shall make a final award not later than thirty
(30) days thereafter. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. Notwithstanding the foregoing, in no event may the Panel award multiple, punitive or exemplary damages. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

           Section 8.9. None of the parties hereto shall impeach this Agreement on the grounds that any of the Directors of Seller stand in any fiduciary position to Strategic or that any of the Directors of Strategic stand in any fiduciary position to Seller or that the Directors of either party do not constitute an independent Board.

                  [Remainder of page intentionally left blank]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                   STRATEGIC INDUSTRIES, LLC


                                   By: /s/ Robert C. Stift
                                      ----------------------------------
                                      Name: Robert C. Stift
                                      Title: President


                                   U.S. INDUSTRIES, INC.


                                   By: /s/ George H. MacLean
                                      ----------------------------------
                                      Name: George H. MacLean
                                      Title: Vice President


                                   JUSI HOLDINGS, INC.


                                   By: /s/ George H. MacLean
                                      ----------------------------------
                                      Name: George H. MacLean
                                      Title: Vice President